EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated June 15, 2006, relating to the consolidated financial statements and financial statement schedule of Kana Software, Inc. as of and for the year ended December 31, 2005, which appears in Kana Software, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
August 14, 2006